Exhibit 99.3

To: All Exar Employees

From: Ryan Benton

Subject: Exar Acquisition

Dear fellow employees:

We are excited to report that, as announced earlier today, Exar has entered into a definitive agreement to be acquired by MaxLinear. Pursuant to the agreement, MaxLinear will commence a tender offer to acquire all of the issued and outstanding common shares of Exar for $13.00 per share in cash.

MaxLinear delivers high-performance broadband and networking semiconductors based on its highly integrated radio frequency analog technology, high-performance optical networking technology and its pioneering MoCA and Direct Broadcast Satellite ODU single-wire technology. Headquartered in Carlsbad, California, the Company’s original high performance, radio-frequency receiver products capture and process digital and analog broadband signals for applications including terrestrial, cable and satellite television and DOCSIS broadband.

The acquisition is expected to extend MaxLinear’s platform expertise in analog, mixed-signal and RF integrated circuits, and create opportunities for integrating all analog, RF and mixed-signal functions on customer platforms into a single chip. We believe Exar’s complementary technology, products and sales channels will enable a more complete and differentiated offering to customers and provide the combined Company greater scale.

We expect the transaction to close in the second calendar quarter of 2017, subject to completion of a tender offer, regulatory approvals and certain closing conditions. Prior to the close of the acquisition, MaxLinear and Exar will continue to operate as separate companies.

We expect many of you will have further questions about the transaction and today’s announcement. To help answer your questions and to provide more information we will distribute a FAQ letter. In addition, we will continue to provide updates and information as we approach closing.

We are very excited for this next step and look forward to joining forces with the MaxLinear team. Thanks to all of you for your efforts to serve our customers, shareholders, and fellow employees.

Regards,

Ryan Benton, Chief Executive Officer

Additional Information and Where to Find It

In connection with the proposed merger, MaxLinear and its subsidiary will commence a tender offer (the “Tender Offer”) and file a Tender Offer Statement on Schedule TO with the SEC, and Exar will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. EXAR STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL, AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, INCLUDING ALL AMENDMENTS TO THOSE MATERIALS. SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Tender Offer Statement and the Solicitation/Recommendation Statement will be available without charge at the SEC’s website at www.sec.gov. Free copies of these materials and certain other offering documents will be sent to Exar’s stockholders by the information agent for the Offer. These documents may also be obtained for free by contacting MaxLinear Investor Relations at http://investors.maxlinear.com/, at IR@MaxLinear.com or by telephone at (760) 517-1112 or by contacting Exar Investor Relations at investorrelations@exar.com or by telephone at (510) 668-7201. The contents of the websites referenced above are not deemed to be incorporated by reference into the Offer documents.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements with respect to the anticipated timing of the proposed tender offer and merger; anticipated effects of the proposed tender offer and merger; and prospects for the combined company. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements may contain words such as “will be,” “will,” “expected,” “anticipate,” “continue,” or similar expressions and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: failure of the Exar stockholders to tender their shares in connection with the tender offer; failure to receive regulatory approvals; the challenges and costs of closing, integrating, restructuring, and achieving anticipated synergies, particularly in light of differences in the businesses and operations of the two companies; the ability to retain key employees, customers and suppliers; and other factors affecting the business, operating results, and financial condition of either MaxLinear or Exar, including those set forth in the most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K reports filed by MaxLinear and Exar, as applicable, with the SEC. All forward-looking statements are based on the estimates, projections, and assumptions of Exar management, as applicable, as of the date hereof, and Exar is under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.